Filed Pursuant to Rule 424(b)(5)
Registration No. 333-229762

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
1.900% Senior Notes due 2030	$750,000,000	99.670%	$747,525,000	$97,029
2.875% Senior Notes due 2050	$750,000,000	99.737%	$748,027,500	$97,094
3.125% Senior Notes due 2060	$500,000,000	99.701%	$498,505,000	$64,706
Total	$2,000,000,000		$1,994,057,500	$258,829

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 21, 2019)

$2,000,000,000

LAM RESEARCH CORPORATION

$750,000,000 1.900% Senior Notes due 2030

$750,000,000 2.875% Senior Notes due 2050

$500,000,000 3.125% Senior Notes due 2060

We are offering $750.0 million aggregate principal amount of our 1.900% Senior Notes due 2030 (the “2030 Notes”), $750.0 million aggregate principal amount of our 2.875% Senior Notes due 2050 (the “2050 Notes”) and $500.0 million aggregate principal amount of our 3.125% Senior Notes due 2060 (the “2060 Notes” and, together with the 2030 Notes and the 2050 Notes, the “notes”). We will pay interest semi-annually on the notes on June 15 and December 15 of each year, beginning on December 15, 2020. The 2030 Notes will mature on June 15, 2030, the 2050 Notes will mature on June 15, 2050 and the 2060 Notes will mature on June 15, 2060.

In the event of a Change of Control Triggering Event with respect to the notes, as defined in this prospectus supplement, the holders of the notes may require us to purchase for cash all or a portion of their notes at a purchase price equal to 101% of the principal amount of such notes, plus accrued and unpaid interest, if any. See “Description of Notes—Purchase of Notes upon a Change of Control Triggering Event.”

We may redeem all or some of the notes at our option and from time to time at the applicable redemption prices described under “Description of Notes—Optional Redemption” in this prospectus supplement.

The notes will be our unsecured senior obligations and will rank equally with all of our other existing and future unsecured senior indebtedness. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes are not and will not be listed on any securities exchange or any automated quotation system.

See “Risk Factors” beginning on page S-7 of this prospectus supplement for a discussion of certain risks you should consider in connection with an investment in these notes.

	Public Offering Price	Underwriting Discount	Proceeds, Before Expenses, to Us
Per 2030 Note(1)	99.670%	0.650%	99.020%
Total	$747,525,000	$4,875,000	$742,650,000
Per 2050 Note(1)	99.737%	0.875%	98.862%
Total	$748,027,500	$6,562,500	$741,465,000
Per 2060 Note(1)	99.701%	0.875%	98.826%
Total	$498,505,000	$4,375,000	$494,130,000

(1)	Plus accrued interest, if any, from May 5, 2020, if settlement occurs after that date.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream Banking, S.A. (“Clearstream”), and Euroclear Bank SA/NV, as operator for the Euroclear System (“Euroclear”), on or about May 5, 2020, which is the third business day following the date of this prospectus supplement. See “Underwriting (Conflicts of Interest)” in this prospectus supplement.

Joint Book-Running Managers

BofA Securities	Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan

Barclays	BNP PARIBAS	Deutsche Bank Securities

Mizuho Securities	MUFG	Wells Fargo Securities

Co-Managers

HSBC	PNC Capital Markets LLC	Siebert Williams Shank	SunTrust Robinson Humphrey

The date of this prospectus supplement is April 30, 2020.

You should carefully read this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized. We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, the notes only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus and the information in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since those dates. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is composed of two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes and other information relating to us. The second part is the accompanying prospectus dated February 21, 2019, which is part of our Registration Statement on Form S-3 and contains more general information, some of which does not apply to this offering.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus to which we have referred you in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents” in this prospectus supplement and the accompanying prospectus.

Neither the delivery of this prospectus supplement, the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference into this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or an invitation on our behalf or the underwriters or any of them, to subscribe for or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting (Conflicts of Interest)” in this prospectus supplement.

In this prospectus supplement, except as otherwise indicated or as the context otherwise requires, the terms “Lam Research,” “Lam,” “we,” “our,” “us,” and the “company” refer to Lam Research Corporation, a Delaware corporation. If we use a capitalized term in this prospectus supplement and do not define the term in this document, it is defined in the accompanying prospectus.

S-i

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus may include forward-looking statements, which are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Certain, but not all, of the forward-looking statements in this prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus are specifically identified as forward-looking, by use of phrases and words such as “believe,” “estimated,” “anticipate,” “expect,” “probable,” “intend,” “plan,” “aim,” “may,” “should,” “could,” “would,” “will,” “continue,” and other future-oriented terms. The identification of certain statements as “forward-looking” does not mean that other statements not specifically identified are not forward-looking. Forward-looking statements include but are not limited to statements that relate to: the impact of the COVID-19 outbreak on our operations and financial results; trends and opportunities in the global economic environment and the semiconductor industry; the anticipated levels of, and rates of change in, margins, market share, served addressable market, capital expenditures, research and development expenditures, international sales, revenue (actual and/or deferred), operating expenses and earnings generally; management’s plans and objectives for our current and future operations and business focus; volatility in our quarterly results; customer and end user requirements and our ability to satisfy those requirements; customer capital spending and their demand for our products and services, and the reliability of indicators of change in customer spending and demand; the effect of variability in our customers’ business plans or demand for our equipment and services; changes in demand for our products and in our market share resulting from, among other things, any changes in our customers’ proportion of capital expenditure (with respect to certain technology inflections); hedging transactions; debt or financing arrangements; our competition, and our ability to defend our market share, and to gain new market share; our ability to obtain and qualify alternative sources of supply; changes in state, federal and international tax laws, our estimated annual tax rate and the factors that affect our tax rates; anticipated growth or decline in the industry and the total market for wafer fabrication equipment, our growth relative thereto and the resulting impact on us from such growth or decline; the success of joint development and collaboration relationships with customers, suppliers, or others; outsourced activities; the role of component suppliers in our business; our leadership and competency, and our ability to facilitate innovation; our ability to continue to, including the underlying factors that, create sustainable differentiation; the resources invested to comply with evolving standards and the impact of such efforts; legal and regulatory compliance; the estimates we make, and the accruals we record, in order to implement our critical accounting policies (including but not limited to the adequacy of prior tax payments, future tax benefits or liabilities, and the adequacy of our accruals relating to them); our investment portfolio; our access to capital markets; uses of, payments of, and impact of interest rate fluctuations on, our debt; our intention to pay quarterly dividends and the amounts thereof, if any; our ability and intention to repurchase our shares; credit risks; controls and procedures; recognition or amortization of expenses; our ability to manage and grow our cash position; our strategic relevance with our customers; our ability to scale our operations to respond to changes in our business; the value of our patents; the materiality of potential losses arising from legal proceedings; the probability of making payments under our guarantees; and the sufficiency of our financial resources or liquidity to support future business activities (including but not limited to operations, investments, debt service requirements, dividends, and capital expenditures). Such statements are based on current expectations and are subject to risks, uncertainties, and changes in condition, significance, value, and effect, including without limitation those discussed under the heading “Risk Factors” in our most recent quarterly report on Form 10-Q and other documents we file from time to time with the SEC, such as our most recent annual report on Form 10-K and our current reports on Form 8-K. Such risks, uncertainties, and changes in condition, significance, value, and effect could cause our actual results to differ materially from those expressed in this prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, and in ways not readily foreseeable. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based on information currently and reasonably known to us. We do not undertake any obligation to release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances that occur after the date hereof or to reflect the occurrence or effect of anticipated or unanticipated events.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), and in accordance with these requirements file reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, including the company, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement or the accompanying prospectus, as applicable, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement or the accompanying prospectus, as applicable. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus supplement or the accompanying prospectus and information incorporated by reference into this prospectus supplement or the accompanying prospectus, you should rely on the information contained in this prospectus supplement or the accompanying prospectus unless the information incorporated by reference was filed after the date of this prospectus supplement or the accompanying prospectus. We incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2019;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended September 29, 2019, December 29, 2019 and March 29, 2020;

•	our Current Reports on Form 8-K filed on August 14, 2019, August 26, 2019, November 7, 2019, March 17, 2020, April 22, 2020 (Item 8.01 only) and April 30, 2020; and

•

portions of our definitive proxy statement on Schedule 14A filed on September  25, 2019 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended June 30, 2019.

To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus supplement or the accompanying prospectus unless specifically stated otherwise.

We also incorporate by reference any future filings we make with (but not information furnished to) the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all of the securities we are offering with this prospectus supplement.

We will provide to you a copy of any or all of the above filings that have been incorporated by reference into this prospectus supplement and the accompanying prospectus, excluding exhibits to those filings, upon your request, at no cost. Any request may be made by writing or calling us at the following address or telephone number:

Lam Research Corporation

4650 Cushing Parkway

Fremont, California 94538

Attn: Investor Relations

Telephone: (510) 572-0200

S-iii

SUMMARY

This summary highlights selected information from, or incorporated by reference in, this prospectus supplement or the accompanying prospectus, but does not contain all of the information that may be important to you. You should carefully consider all of the information set forth in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to this offering filed by us with the SEC and the documents incorporated by reference herein and therein, including the “Risk Factors” and the financial statements and the related notes, before making an investment decision.

Lam Research Corporation

Lam Research is a global supplier of innovative wafer fabrication equipment and services to the semiconductor industry. Our products and services are designed to help our customers build smaller, faster, and better performing devices that are used in a variety of electronic products, including mobile phones, personal computers, servers, wearables, automotive vehicles, and data storage devices. Our customer base includes leading semiconductor memory, foundry, and integrated device manufacturers that make products such as non-volatile memory, dynamic random-access memory, and logic devices.

Our principal executive offices are located at 4650 Cushing Parkway, Fremont, California 94538, and our telephone number is (510) 572-0200. We maintain a web site at http://www.lamresearch.com. Except for documents filed with the SEC that are incorporated by reference into this prospectus supplement or the accompanying prospectus, no information contained in, or that can be accessed through, our web site is to be considered as part of this prospectus supplement or the accompanying prospectus.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

Issuer	Lam Research Corporation, a Delaware corporation.

Notes Offered	$750,000,000 aggregate principal amount of 1.900% Senior Notes due 2030 (the “2030 Notes”).

$750,000,000 aggregate principal amount of 2.875% Senior Notes due 2050 (the “2050 Notes”).

$500,000,000 aggregate principal amount of 3.125% Senior Notes due 2060 (the “2060 Notes” and, together with the 2030 Notes and the 2050 Notes, the “notes”).

Maturity Date	The 2030 Notes will mature on June 15, 2030.

The 2050 Notes will mature on June 15, 2050.

The 2060 Notes will mature on June 15, 2060.

Interest	Interest on the 2030 Notes will accrue at the rate of 1.900% per year, payable semi-annually in arrears on June 15 and December 15, beginning on December 15, 2020.

Interest on the 2050 Notes will accrue at the rate of 2.875% per year, payable semi-annually in arrears on June 15 and December 15, beginning on December 15, 2020.

Interest on the 2060 Notes will accrue at the rate of 3.125% per year, payable semi-annually in arrears on June 15 and December 15, beginning on December 15, 2020.

Ranking	The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior indebtedness from time to time outstanding and will be effectively subordinated in right of payment to any future secured indebtedness to the extent of the assets securing such indebtedness. All existing and future liabilities of our subsidiaries will be structurally senior to the notes.

Optional Redemption	We may redeem some or all of the notes at our option and from time to time at the redemption prices indicated under the heading “Description of Notes—Optional Redemption” in this prospectus supplement.

Purchase upon a Change of Control	Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. See “Description of Notes—Purchase of Notes upon a Change of Control Triggering Event” in this prospectus supplement.

Use of Proceeds	We estimate that the net proceeds of this offering will be approximately $1.974 billion, after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from the sale of the notes offered hereby, together with cash on hand, to repay outstanding indebtedness, including to fund the repayment or redemption of the $800 million aggregate principal amount of our 2.80% senior notes due June 15, 2021 (the “2021 Notes”) and to repay outstanding borrowings under our senior unsecured revolving credit facility (the “revolving credit facility”). We may from time to time reborrow amounts repaid under the revolving credit facility. References to the repayment or redemption of the 2021 Notes in this prospectus supplement do not constitute a notice of redemption pursuant to the terms of the 2021 Notes. See “Use of Proceeds” and “Capitalization” in this prospectus supplement.

Conflicts of Interest	Certain of the underwriters and/or their respective affiliates may from time to time hold the 2021 Notes or are lenders under our revolving credit facility and will receive a portion of the net proceeds from this offering upon the repayment of the 2021 Notes and the outstanding borrowings under our revolving credit facility as described under “Use of Proceeds.” Because more than 5% of the net proceeds of this offering may be received by certain of these underwriters and/or their affiliates, this offering is being conducted in compliance with the provisions of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). See “Underwriting (Conflicts of Interest)—Conflicts of Interest” in this prospectus supplement.

Further Issuances	We may create and issue additional notes of a series ranking equally and ratably with the notes offered by this prospectus supplement in all respects, so that such additional notes will be consolidated and form a single series with the notes offered by this prospectus supplement; provided that if such additional notes are not fungible with such notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

Sinking Fund	None.

Covenants	The notes and the indenture, including the supplemental indenture applicable to the notes (which together we refer to in this prospectus supplement as the “indenture”), contain certain covenants applicable to us. See “Description of Notes” in this prospectus supplement.

Trading	The notes are new issues of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange.

Form and Denomination	The notes will be issued in the form of one or more fully registered global notes, without coupons, in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. These global notes will be deposited with the trustee as custodian for, and registered in the name of, a nominee of DTC. Except in the limited circumstances described under “Description of Notes—Book-Entry Delivery and Form” in this prospectus supplement, notes in certificated form will not be issued or exchanged for interests in global securities.

Governing Law	The notes and the indenture will be governed by the laws of the State of New York.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Risk Factors	You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein. In particular, you should evaluate the information set forth under “Forward-Looking Statements” and “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended June 30, 2019 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended September 29, 2019, December 29, 2019 and March 29, 2020, which are incorporated by reference herein, before deciding whether to invest in the notes.

Summary Consolidated Financial Data

The following table summarizes our consolidated financial data. We have derived the following consolidated statement of operations data for the fiscal years ended June 30, 2019, June 24, 2018 and June 25, 2017 and the consolidated balance sheet data as of June 30, 2019 and June 24, 2018 from our audited consolidated financial statements, incorporated by reference into this prospectus supplement and the accompanying prospectus. We have derived the consolidated balance sheet data as of June 25, 2017 from our audited consolidated financial statements, which have not been incorporated by reference in this prospectus supplement and the accompanying prospectus. We have derived the summary consolidated statement of operations data for the nine months ended March 29, 2020 and March 31, 2019 and the summary consolidated balance sheet data as of March 29, 2020 from our unaudited consolidated financial statements, incorporated by reference into this prospectus supplement and the accompanying prospectus. We have derived the consolidated statement of operations data for the twelve months ended March 29, 2020 by adding our financial data for the year ended June 30, 2019 to the financial data for the nine months ended March 29, 2020 and subtracting the financial data for the nine months ended March 31, 2019. Results for the nine months ended March 29, 2020 are not necessarily indicative of results to be expected for the full fiscal year. You should read the consolidated financial data provided below in conjunction with our consolidated historical financial statements, the accompanying notes and management’s discussion and analysis of financial condition and results of operations contained in our Annual Report on Form 10-K for the fiscal year ended June  30, 2019 and our Quarterly Reports on Form 10-Q for the quarterly periods ended September 29, 2019, December 29, 2019 and March 29, 2020, which are incorporated by reference herein.

	Nine Months Ended		Twelve Months Ended	Fiscal Year Ended
	March 29, 2020	March 31, 2019	March 29, 2020	June 30, 2019	June 24, 2018	June 25, 2017
	(unaudited)		(unaudited)
	(in thousands)
Consolidated Statement of Operations Data:
Revenue	$7,252,872	$7,292,412	$9,614,019	$9,653,559	$11,076,998	$8,013,620
Cost of goods sold	3,924,511	4,014,844	5,204,767	5,295,100	5,911,966	4,410,261

Gross margin	3,328,361	3,277,568	4,409,252	4,358,459	5,165,032	3,603,359
Research and development	913,602	895,742	1,209,180	1,191,320	1,189,514	1,033,742
Selling, general and administrative	496,679	534,179	664,907	702,407	762,219	667,485

Total operating expenses	1,410,281	1,429,921	1,874,087	1,893,727	1,951,733	1,701,227

Operating income	1,918,080	1,847,647	2,535,165	2,464,732	3,213,299	1,902,132
Other expense, net	(91,271)	(10,494)	(98,938)	(18,161)	(61,510)	(90,459)

Income before income taxes	1,826,809	1,837,153	2,436,227	2,446,571	3,151,789	1,811,673
Income tax expense	(271,729)	(187,548)	(339,322)	(255,141)	(771,108)	(113,910)

Net income	$1,555,080	$1,649,605	2,096,905	$2,191,430	$2,380,681	$1,697,763

	As of March 29, 2020	As of June 30, 2019	As of June 24, 2018	As of June 25, 2017
	(Unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Working capital	$7,303,124	$6,188,759	$5,999,603	$6,192,383
Total assets	12,938,635	12,001,333	12,479,478	12,122,765
Total liabilities	8,389,482	7,278,029	5,899,435	5,135,453
Total stockholders’ equity	4,537,607	4,673,865	6,501,851	6,817,451

RISK FACTORS

Investing in the notes involves risks. In considering whether to purchase the notes, you should carefully consider all of the information set forth in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to this offering filed by us with the SEC and the documents incorporated by reference herein and therein. In particular, you should carefully consider the specific risks described below in addition to the risks described under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended June  30, 2019 and our Quarterly Reports on Form 10-Q for the quarterly periods ended September  29, 2019, December  29, 2019 and March 29, 2020, which are incorporated by reference herein. You could lose part or all of your investment.

The risks and uncertainties discussed in this prospectus supplement and in the documents incorporated by reference herein are those we currently believe may materially affect us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition and results of operations.

Risks Relating to our Business from COVID-19

The recent COVID-19 outbreak has adversely impacted, and may continue to adversely impact, our business, operations, and financial results.

The COVID-19 outbreak and efforts by national, state and local governments worldwide to control its spread have resulted in widespread measures aimed at containing the disease such as quarantines, travel bans, shutdowns, and shelter in place or “stay at home” orders, which collectively have significantly restricted the movement of people and goods and the ability of businesses to operate. These restrictions and measures, incidents of confirmed or suspected infections within our workforce or those of our suppliers or other business partners, and our efforts to act in the best interests of our employees, customers, and suppliers, have affected and are affecting our business and operations by, among other things, causing facility closures, production delays and capacity limitations; disrupting production by our supply chain; disrupting the transport of goods from our supply chain to us and from us to our customers; requiring modifications to our business processes; requiring the implementation of business continuity plans; requiring the development and qualification of alternative sources of supply; requiring the implementation of social distancing measures that require changes to existing manufacturing processes; disrupting business travel; disrupting our ability to staff our on-site manufacturing and research and development facilities; delaying capital expansion projects; and necessitating teleworking by a large proportion of our workforce. These impacts have caused and are expected to continue to cause delays in product shipments and product development, increases in costs, and decreases in revenue, profitability and cash from operations, which have caused and are expected to cause an adverse effect on our results of operations that may be material. The potential duration and impact of the outbreak on the global economy and on our business are difficult to predict and cannot be estimated with any degree of certainty, but the outbreak has resulted in significant disruption of global financial markets, increases in levels of unemployment, and economic uncertainty, which has adversely impacted our business and may continue to do so, and may lead to significant negative impacts on customer spending, demand for our products, the ability of our customers to pay, our financial condition and the financial condition of our suppliers, and our access to external sources of financing to fund our operations and capital expenditures.

Supplemental Risks Relating to our Business

Our international sales could be materially and adversely affected by export license requirements and other regulatory changes.

As noted in “Risk Factors—Our Future Success Depends Heavily on International Sales and the Management of Global Operations” in Item 1A of our Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2020, certain of our international sales depend on our ability to obtain export licenses from the U.S. or foreign governments. Our failure or inability to obtain such licenses, or an expansion of the number or kinds of sales for which export licenses are required, could potentially limit the markets for our products and adversely impact our revenues. On April 28, 2020, the U.S. Department of Commerce published a rule in the Federal Register that exemplifies this issue for sales to China, which is a fast-developing market for the semiconductor equipment industry and therefore an area of anticipated growth for our business. Revenue in China represented 22% and 29% of our overall revenue for the fiscal year ended June 30, 2019 and the nine months ended March 29, 2020, respectively. This rule will expand export license requirements for U.S. companies to sell certain items to companies in China that have operations that could support military end uses, even if the items sold by the U.S. companies are for civilian end use. In addition, when effective, this rule may require us to apply for additional export licenses for our products to be sold to certain customers in China. There is no assurance that we will be issued licenses that we may apply for on a timely basis or at all, which could limit our ability to operate and adversely impact our revenues in China. The implementation, interpretation and impact on our business of this rule is uncertain, and this rule and other regulatory changes that have occurred and may occur in the future could materially and adversely affect our results of operations.

Risks Relating to this Offering and the Notes

Your ability to transfer the notes may be limited since there is no public market for the notes and we do not know if an active trading market will ever develop, or, if a market does develop, whether it will be sustained.

The notes will constitute a new issue of securities for which there is no existing trading market, and no trading market might ever develop. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the ratings of our indebtedness assigned by the various credit rating agencies, our performance and other factors. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

We do not intend to apply for listing or quotation of the notes on any securities exchange or stock market. We cannot assure you as to the development or liquidity of any trading market for the notes. The underwriters have advised us that they currently intend to make a market in the notes, as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. If no active trading market develops, you may be unable to resell your notes at any price or at their fair market value.

The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of the notes;

•	our results of operations and financial condition;

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	the overall condition of the financial markets; and

•	the interest of securities dealers in making a market for the notes.

An active or liquid trading market for the notes may not develop. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes. Therefore, we cannot assure you that you will be able to sell your notes at a particular time or the price that you receive when you sell your notes will be favorable.

Changes in our credit ratings may adversely affect the value of the notes.

In connection with this offering, we expect to receive credit ratings for the notes from Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services. Such ratings are limited in scope, and do not address all material risks related to structure, market or other factors related to the value of the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Increases in the level of our outstanding indebtedness, repurchases of our equity by us, or other events could cause the rating agencies to downgrade, place on negative watch or change their outlook on our debt credit rating generally, and the ratings on the notes, which could adversely impact the trading prices for, or the liquidity of, the notes. Additionally, credit rating agencies evaluate the industries in which we operate as a whole and may change their credit rating for us based on their overall view of such industries. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

We may be unable to generate the cash flow to service our debt obligations, including the notes.

We cannot assure you that our business will generate sufficient cash flow to enable us to service our indebtedness, including the notes, or to make anticipated capital expenditures. Our ability to pay our expenses and satisfy our debt obligations, refinance our debt obligations and fund planned capital expenditures will depend on our future performance, which will be affected by general economic, financial, competitive, legislative, regulatory and other factors beyond our control. Based upon current levels of operations, we believe cash flow from operations and available cash will be adequate for the foreseeable future to meet our anticipated requirements for working capital, capital expenditures and scheduled payments of principal and interest on our indebtedness, including the notes. However, if we are unable to generate sufficient cash flow from operations or to borrow sufficient funds in the future to service our debt, we may be required to sell assets, reduce capital expenditures, refinance all or a portion of our existing debt (including the notes) or obtain additional financing. We cannot assure you that we will be able to refinance our debt, sell assets or borrow more money on terms acceptable to us, if at all.

We may still be able to incur substantially more debt.

We may be able to incur substantial indebtedness in the future. The terms of the indenture governing the notes will not prohibit us from doing so. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company.

The limited covenants in the indenture for the notes and the terms of the notes do not provide protection against some types of important corporate events and may not protect your investment.

The indenture for the notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness, which could effectively rank senior to the notes;

•	limit our ability to incur substantial secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities;

•	restrict our ability to enter into highly leveraged transactions; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations that could substantially affect our capital structure and the value of the notes. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

The provisions of the notes will not necessarily protect you in the event of a highly leveraged transaction.

The terms of the notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, recapitalization, restructuring, merger or other similar transactions involving us. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes, or, even if they do, may not necessarily constitute a Change of Control Triggering Event (as defined under “Description of Notes—Purchase of Notes upon a Change of Control Triggering Event” in this prospectus supplement) that affords you the protections described in this prospectus supplement. If any such transaction should occur, the value of your notes may decline.

The negative covenants in the indenture that govern the notes may have a limited effect.

The indenture governing the notes contains covenants limiting our ability and the ability of our subsidiaries to create certain liens on principal property or the capital stock of subsidiaries, enter into certain sale and leaseback transactions with respect to principal property, and consolidate or merge with, or convey, transfer or lease all or substantially all our assets, taken as a whole, to, another person. The covenants limiting liens and sale and leaseback transactions contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of Notes—Certain Covenants” in this prospectus supplement. In light of these exceptions and other factors described above, holders of the notes may be structurally or contractually subordinated to new lenders.

The notes will be effectively subordinated in right of payment to any future secured indebtedness to the extent of the assets securing such indebtedness.

The notes are our senior unsecured general obligations and will be effectively subordinated in right of payment to any future secured indebtedness to the extent of the assets securing such indebtedness. As of March 29, 2020, we had no secured indebtedness. Although the indenture limits our ability to incur liens on any of our Properties (as defined under “Description of Notes—Certain Covenants” in this prospectus supplement) or Properties of our subsidiaries, the notes will be effectively subordinated to any future debt secured by our Properties or Properties of our subsidiaries to the extent permitted by the indenture or by any of our other assets. In the event of our liquidation or insolvency or other events of default on any such future secured debt or upon acceleration of the notes in accordance with their terms, we will be permitted to make payment on the notes only after any such future secured debt has been paid in full. After paying any such future secured debt in full, we may not have sufficient assets remaining to pay any or all amounts due on the notes. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes, payment on the notes could be less, ratably, than on any such future secured debt.

The notes are our obligations exclusively and a substantial portion of our operations are conducted through, and a substantial portion of our consolidated assets are held by, our subsidiaries. The notes will be structurally subordinated to any indebtedness of our subsidiaries. Structural subordination increases the risk that we will be unable to meet our obligations on the notes.

The notes are our obligations exclusively and are not guaranteed by any of our subsidiaries. A substantial portion of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations and cash flows of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. As a result, claims of holders of the notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, creditors of our subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interests in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us and may otherwise be subordinated to other indebtedness and payables due to equitable or other considerations.

In addition to the notes offered hereby, the indenture for the notes permits us and our subsidiaries to incur additional indebtedness. The notes will be structurally subordinated to any indebtedness incurred by our subsidiaries, including approximately $91.4 million of indebtedness of our subsidiaries outstanding as of March 29, 2020. See “Capitalization” in this prospectus supplement.

We may not be able to purchase the notes upon a Change of Control Triggering Event.

Upon the occurrence of a “Change of Control Triggering Event,” we will be required to offer to purchase all outstanding notes at a purchase price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of holders of notes on the relevant interest record date to receive interest due on the relevant interest payment date). However, we may not be able to purchase the notes upon a Change of Control Triggering Event because we may not have sufficient funds to do so. In the event we are required to purchase outstanding notes pursuant to a Change of Control Triggering Event, we expect that we would seek third party financing to the extent we do not have available funds to meet our purchase obligations. However, we cannot assure you that we would be able to obtain such financing. In addition, our ability to purchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase the notes upon a Change of Control Triggering Event would cause a default under the indenture that will govern the notes, which could result in defaults under our other debt agreements and have material adverse consequences for us and the holders of the notes.

You may not be able to determine when a Change of Control Triggering Event has occurred and may not be able to require us to purchase the notes as a result of a change in the composition of the directors on our board.

The definition of change of control, which is a condition precedent to a Change of Control Triggering event, includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain.

In addition, a Delaware Chancery Court decision found that incumbent directors are permitted to approve, as a continuing director, any person, including one nominated by a dissident stockholder and not recommended by the board, as long as the approval is granted in good faith and in accordance with the board’s fiduciary duties. Accordingly, you may not be able to require us to purchase your notes as a result of a change in the composition of the directors on our board unless a court were to find that such approval was not granted in good faith or violated the board’s fiduciary duties. The court also observed that certain provisions in indentures, such as continuing director provisions, could function to entrench an incumbent board of directors and could raise enforcement concerns if adopted in violation of a board’s fiduciary duties. If such a provision were found unenforceable, you would not be able to require us to purchase your notes upon a change of control resulting from a change in the composition of our board. See “Description of Notes—Purchase of Notes upon a Change of Control Triggering Event” in this prospectus supplement.

The notes contain restrictive covenants that may adversely affect our ability to operate our business.

The indenture that will govern the notes contains various covenants that limit our ability and the ability of our subsidiaries to, among other things:

•	incur liens; and

•	consolidate or merge with or into, or sell substantially all of our assets to, another person.

As a result of these covenants, we will be limited in the manner in which we can conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs. Accordingly, these restrictions may limit our ability to successfully operate our business. A failure to comply with these restrictions could lead to an event of default, which could result in an acceleration of the indebtedness. Our future operating results may not be sufficient to enable compliance with these covenants to remedy any such default. In addition, in the event of an acceleration, we may not have or be able to obtain sufficient funds to make any accelerated payments, including those under the notes. See “Description of Notes—Certain Covenants” in this prospectus supplement.

We have a substantial amount of indebtedness, which could limit our financing and other options and adversely affect our ability to make payments on the notes.

We have a substantial amount of indebtedness. As of March 29, 2020, we had $5,249.2 million of total debt, including $91.4 million of debt of our consolidated subsidiaries. See “Capitalization” in this prospectus supplement. Our level of indebtedness could have important consequences to holders of the notes. For example, it may limit:

•

our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes, particularly if the ratings assigned to our debt securities by rating organizations were revised downward; and

•	our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to our competitors.

There are various financial covenants and other restrictions in our debt instruments. If we fail to comply with any of these requirements, the related indebtedness (and other unrelated indebtedness) could become due and payable prior to its stated maturity, and we may not be able to repay the indebtedness that becomes due. A default under our debt instruments may also significantly affect our ability to obtain additional or alternative financing.

Our ability to make scheduled payments or to refinance our obligations with respect to indebtedness will depend on our operating and financial performance, which in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

Redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity, as described under “Description of Notes—Optional Redemption” in this prospectus supplement. We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $1.974 billion, after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from the sale of the notes offered hereby, together with cash on hand, to repay outstanding indebtedness, including to fund the repayment or redemption of the $800 million aggregate principal amount of the 2021 Notes and to repay outstanding borrowings under our revolving credit facility.

The 2021 Notes bear interest at a rate of 2.800% and mature on June 15, 2021. References to the repayment or redemption of the 2021 Notes in this prospectus supplement do not constitute a notice of redemption pursuant to the terms of the 2021 Notes. As of March 29, 2020, we had approximately $1.25 billion of borrowings outstanding under our revolving credit facility, and the interest rate applicable to those borrowings was 2.025% for the first three-month period ending June 22, 2020. Our revolving credit facility matures on October 13, 2022. See “Capitalization” for additional information regarding our revolving credit facility, our borrowings under the facility and the interest rates applicable to those borrowings.

Pending application of the net proceeds of this offering as described above, we expect to hold the net proceeds as cash and cash equivalents or invest the net proceeds in short-term marketable securities. In addition, we may from time to time reborrow amounts repaid under our revolving credit facility.

Conflicts of Interest

Certain of the underwriters and/or their respective affiliates may from time to time hold the 2021 Notes or are lenders under our revolving credit facility and will receive a portion of the net proceeds from this offering upon the repayment of the 2021 Notes and the outstanding borrowings under our revolving credit facility as described above. Because more than 5% of the net proceeds of this offering may be received by certain of these underwriters and/or their affiliates, this offering is being conducted in compliance with the provisions of FINRA Rule 5121. Since this offering is of notes that are rated investment grade, pursuant to Rule 5121, the appointment of a “qualified independent underwriter” is not required.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, short-term investments, and restricted cash and investments and capitalization as of March 29, 2020 on (1) an actual basis and (2) an as adjusted basis to give effect to the sale of the $2,000,000,000 principal amount of notes offered hereby and the net proceeds therefrom and does not reflect any application of the net proceeds to repay or redeem the 2021 Notes or repay outstanding borrowings under our revolving credit facility. See “Use of Proceeds.”

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, included in our Annual Report on Form 10-K for the fiscal year ended June  30, 2019, and our Quarterly Reports on Form 10-Q for the quarterly periods ended September  29, 2019, December  29, 2019 and March 29, 2020, each of which is incorporated by reference herein.

	As of March 29, 2020
	Actual	As adjusted
	(Unaudited) (in thousands, except per share data)
Cash and cash equivalents, short-term investments, and restricted cash and investments(1)	$5,647,291	$7,621,776

Short-term debt:
2.625% convertible senior notes due 2041(2)	$38,963	$38,963
Commercial paper	—	—
Lease liabilities	43,655	43,655

Total short-term debt	82,618	82,618

Long-term debt:
Senior unsecured revolving credit facility(3)	1,250,000	1,250,000
Lease liabilities	133,812	133,812
2.800% senior notes due 2021	800,000	800,000
3.800% senior notes due 2025	500,000	500,000
3.750% senior notes due 2026	750,000	750,000
4.000% senior notes due 2029	1,000,000	1,000,000
4.875% senior notes due 2049	750,000	750,000
2030 Notes offered hereby	—	750,000
2050 Notes offered hereby	—	750,000
2060 Notes offered hereby	—	500,000

Total long-term debt	5,183,812	7,183,812

Stockholders’ equity:
Preferred stock, at par value of $0.001 per share; authorized— 5,000 shares; none outstanding	—	—
Common stock, at par value of $0.001 per share: authorized— 400,000 shares; issued and outstanding—145,156 shares	145	145
Additional paid-in capital	6,577,822	6,577,822
Treasury stock, at cost; 145,493 shares	(12,918,730)	(12,918,730)
Accumulated other comprehensive loss	(112,676)	(112,676)
Retained earnings	10,991,046	10,991,046

Total stockholders’ equity	4,537,607	4,537,607

Total capitalization	$9,804,037	$11,804,037

(1)	Restricted cash and investments totaled $254.2 million as of March 29, 2020.
(2)

Represents $50.5 million of principal amount, net of unamortized debt discount of $11.5 million. In June 2012, in connection with our acquisition of Novellus Systems, Inc., we assumed $700.0 million in aggregate principal amount of 2.625% convertible senior notes due 2041 (the “2041 Notes”). During the quarter ended March 29, 2020, the market value of our common stock was greater than 130% of the conversion price under our 2041 Notes for 20 or more of the 30 consecutive trading days preceding the quarter end. As a result, the 2041 Notes are convertible at the option of the holders. The carrying amount of the 2041 Notes was classified in current liabilities and the excess of the amount of cash payable, if converted, over the carrying amount of the 2041 Notes was classified as temporary equity in our consolidated balance sheets as of March 29, 2020. Upon closure of a conversion period, all 2041 Notes not converted will be reclassified back to noncurrent liabilities and the temporary equity will be reclassified to permanent equity.
(3)

On February 25, 2019, we entered into Amendment No. 3 to Amended and Restated Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, which amends our prior unsecured credit agreement dated as of November 10, 2015, and amended by Amendment No. 1 dated as of April 26, 2016 and Amendment No. 2 dated as of October 13, 2017 (as amended by Amendment No. 3, the “Amended Credit Agreement”). The Amended Credit Agreement provides for a $1.25 billion senior unsecured revolving credit facility with a syndicate of lenders that matures on October 13, 2022. We have an option under the credit facility to, subject to certain requirements, request an increase in the facility of up to an additional $600.0 million, for a potential total commitment of $1.85 billion. Proceeds from the revolving credit facility can be used for general corporate purposes. As of March 29, 2020, we had approximately $1.25 billion of borrowings outstanding under the revolving credit facility, which amounts were borrowed under the facility in March 2020 and the proceeds of those borrowings are expected to be used for working capital and other general corporate purposes. Borrowings under the revolving credit facility bear interest, at our election, based on (1) a base rate, defined as the greatest of (a) the prime rate, (b) the Federal Funds rate plus 0.5% or (c) one-month LIBOR plus 1.0%, plus a spread of 0.0% to 0.5%, or (2) LIBOR multiplied by the statutory rate, plus a spread of 0.90% to 1.50%, in each case as the applicable spread is determined based on the rating of our non-credit enhanced, senior unsecured long-term debt. As permitted by the credit agreement governing the revolving credit facility, we have chosen an interest rate that is tied to three-month LIBOR. The initial interest rate for the first three-month period ending June 22, 2020 will be based on three-month LIBOR plus a margin of 0.90%, totaling 2.025% as of March 29, 2020. While we intend to use a portion of the net proceeds from the notes offered hereby to repay borrowings under the revolving credit facility, we may from time to time reborrow amounts repaid under the facility.

DESCRIPTION OF NOTES

The following description of certain material terms of the notes offered hereby does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the indenture, including definitions therein of certain terms. This description adds information to the description of the general terms and provisions of the debt securities in the accompanying prospectus. To the extent this summary differs from the summary in the accompanying prospectus, you should rely on the description of notes in this prospectus supplement.

The notes will be issued under and governed by an indenture, dated as of February 13, 2015, as supplemented by a supplemental indenture for the notes, to be dated as of May 5, 2020 (as so supplemented, the “indenture”), between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”).

As used in the following description, the terms “Lam Research,” “we,” “us,” “our” and “Company” refer to Lam Research Corporation, a Delaware corporation, and not any of its subsidiaries, unless the context requires otherwise.

We urge you to read the indenture (including definitions of terms used therein) because it, and not this description, defines your rights as a beneficial holder of the notes. You may request copies of the indenture from us at our address set forth under “Where You Can Find More Information” in this prospectus supplement.

General

The notes are our general unsecured senior debt securities issued under the indenture. The trustee will also act as registrar, paying agent and authenticating agent and perform administrative duties for us, such as sending out interest payments and notices under the indenture.

The aggregate principal amount of the notes offered hereby will initially be limited to $2,000,000,000 comprised as follows:

•

$750,000,000 initial aggregate principal amount of 1.900% Notes due 2030, maturing on June 15, 2030, with interest payable semi-annually on each June 15 and December 15, beginning on December 15, 2020, to holders of record on the preceding June 1 and December 1;

•

$750,000,000 initial aggregate principal amount of 2.875% Notes due 2050, maturing on June 15, 2050, with interest payable semi-annually on each June 15 and December 15, beginning on December 15, 2020, to holders of record on the preceding June 1 and December 1; and

•

$500,000,000 initial aggregate principal amount of 3.125% Notes due 2060, maturing on June 15, 2060, with interest payable semi-annually on each June 15 and December 15, beginning on December 15, 2020, to holders of record on the preceding June 1 and December 1.

The notes will be issued only in fully registered form without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes are general unsecured senior obligations of Lam Research and will rank equally in right of payment with all of our other unsecured senior indebtedness, whether currently existing or incurred in the future, including our 2.750% senior notes due 2020 (the “2020 Notes”), our 2021 Notes, our 3.800% senior notes due 2025 (the “2025 Notes”), our 3.750% senior notes due 2026 (the “2026 Notes”), our 4.000% senior notes due 2029 (the “2029 Notes”), our 4.875% senior notes due 2049 (the “2049 Notes”) and any outstanding borrowings under our revolving credit facility. The notes will be senior in right of payment to our subordinated indebtedness, and will be effectively junior in right of payment to our secured indebtedness to the extent of the value of the collateral securing that indebtedness. As of March 29, 2020 we had no secured indebtedness outstanding. The notes will not be guaranteed by any of our subsidiaries and thus will be structurally subordinated to any existing or future indebtedness or other liabilities, including trade payables, of any of our subsidiaries. As of March 29, 2020, our subsidiaries had approximately $91.4 million of indebtedness outstanding, including the 2041 Notes we assumed in June 2012 with the acquisition of Novellus Systems, Inc. See “Capitalization” in this prospectus supplement. As discussed below, the indenture for the notes does not restrict us or our subsidiaries from incurring any additional unsecured indebtedness, and restricts but does not prohibit us or our subsidiaries from incurring additional secured indebtedness. The notes are not subject to, and do not have the benefit of, any sinking fund.

The 2030 Notes will bear interest at a fixed rate per year of 1.900%, starting on May 5, 2020 and ending on June 15, 2030. The 2050 Notes will bear interest at a fixed rate per year of 2.875%, starting on May 5, 2020 and ending on June 15, 2050. The 2060 Notes will bear interest at a fixed rate per year of 3.125%, starting on May 5, 2020 and ending on June 15, 2060.

Interest on the notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months. All dollar amounts resulting from this calculation will be rounded to the nearest cent.

The notes will initially be evidenced by one or more global notes deposited with a custodian for, and registered in the name of, Cede & Co., as nominee of DTC. Except as described herein, beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. We do not intend to list the notes on any national securities exchange or include the notes in any automated quotation systems.

Payments of principal of and interest on the notes issued in book-entry form will be made as described below under “—Book-Entry Delivery and Form—Depositary Procedures.” Payments of principal of and interest on the notes issued in definitive form, if any, will be made as described below under “—Book-Entry Delivery and Form—Payment and Paying Agents.”

Interest payable on any interest payment date or the maturity date will be the amount of interest accrued from, and including, the next preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the issue date, if no interest has been paid or duly provided for with respect to the notes) to, but excluding, such interest payment date or maturity date, as the case may be. If an interest payment date or the maturity date falls on a day that is not a business day, the related payment of principal or interest will be made on the next succeeding business day as if made on the date the payment was due. No interest will accrue on such payment for the period from and after such interest payment date or the maturity date, as the case may be, to the date of such payment on the next succeeding business day. The term “business day” means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York or the city where the corporate trust business of the trustee is principally administered at any particular time are required or authorized to close or be closed.

We may, without notice to or consent of the holders or beneficial owners of the notes, issue additional notes of a particular series having the same ranking, interest rate, maturity and/or other terms as a series of notes offered hereby; provided that if such additional notes are not fungible with such notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number. Any such additional notes issued could be considered part of the same series of notes under the indenture as the applicable notes offered hereby.

The indenture does not contain any provisions that would limit our ability to incur additional unsecured indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity.

Optional Redemption

General

We may redeem the notes offered hereby, in whole or in part, in the case of the 2030 Notes, at any time prior to March 15, 2030, in the case of the 2050 Notes, at any time prior to December 15, 2049 and, in the case of the 2060 Notes, at any time prior to December 15, 2059, at a redemption price equal to the greater of: (1) 100% of the aggregate principal amount of the notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments of the notes to be redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, in the case of the 2030 Notes, 25 basis points, in the case of the 2050 Notes and 30 basis points, in the case of the 2060 Notes, plus, in each case, accrued and unpaid interest thereon to the redemption date.

In addition, at any time on or after March 15, 2030 (three months prior to their maturity date) (the “2030 Par Call Date”), the 2030 Notes may be redeemed, in whole or in part at our option at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, on the principal amount of the 2030 Notes being redeemed to, but excluding, the date of redemption.

At any time on or after December 15, 2049 (six months prior to their maturity date) (the “2050 Par Call Date”), the 2050 Notes may be redeemed, in whole or in part at our option at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, on the principal amount of the 2050 Notes being redeemed to, but excluding, the date of redemption.

At any time on or after December 15, 2059 (six months prior to their maturity date) (the “2060 Par Call Date”), the 2060 Notes may be redeemed, in whole or in part at our option at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, on the principal amount of the 2060 Notes being redeemed to, but excluding, the date of redemption.

References to the “Applicable Par Call Date” in this prospectus supplement will refer to each of the 2030 Par Call Date, the 2050 Par Call Date and the 2060 Par Call Date with respect to the applicable series of notes.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term or, if applicable, to the Applicable Par Call Date (the “remaining term”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all such quotations or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means (1) each of BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC (or their respective affiliates that are primary U.S. Government securities dealers, referred to as “Primary Treasury Dealers”), and their respective successors, or, if at any time any of the above is not a Primary Treasury Dealer, any other Primary Treasury Dealer selected by us and (2) two other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption; provided that if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding such redemption date) of the applicable Comparable Treasury Issue. In determining this rate, the Company will assume a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

Except as described above, the notes will not be redeemable by us prior to maturity. The trustee will not be responsible for calculating the redemption price.

Selection and Notice of Redemption

The notice of redemption will state any conditions applicable to a redemption and the amount of notes to be redeemed. In the event that we choose to redeem less than all of the applicable notes, selection of the notes for redemption will be made in accordance with DTC’s procedures.

No notes of a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be sent electronically or mailed by first-class mail at least 15 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address (with written notice to the trustee no less than 15 days (or such shorter period as agreed by the trustee) prior to the sending of such redemption notice). On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as we have deposited with the paying agent funds in satisfaction of the applicable redemption price. Additionally, at any time, we may repurchase notes in the open market and may hold such notes or surrender such notes to the trustee for cancellation in accordance with its applicable procedures.

Purchase of Notes upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to the notes of a series, unless we have exercised our right to redeem the notes of such series as described above under “—Optional Redemption,” each holder of notes of such series will have the right to require that we purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

With respect to the notes, within 30 days following the date upon which the Change of Control Triggering Event occurred, we must send, electronically or by first class mail, a notice to each holder of notes of the applicable series, with a copy to the trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be a business day that is no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by law (the “Change of Control Payment Date”). Holders of definitive notes electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or holders of global notes must transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

If a Change of Control Offer is made, we cannot assure you that we will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event we are required to purchase outstanding notes pursuant to a Change of Control Offer, we expect that we would seek third party financing to the extent we do not have available funds to meet our purchase obligations. However, we cannot assure you that we would be able to obtain such financing.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner and at the times required and otherwise in compliance with the requirements for such an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any such securities laws or regulations conflict with the “Change of Control Triggering Event” provisions of the indenture, we will comply with those securities laws and regulations and shall not be deemed to have breached our obligations under the “Change of Control Triggering Event” provisions of the indenture by virtue thereof.

“Capital Stock” means:

(1) in the case of a corporation, any and all shares, interests, participations, rights or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such person;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated and whether or not voting) of such person; and

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited).

“Change of Control” means the occurrence of any one or more of the following events:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one or more of our direct or indirect subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” of related persons (as such terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of our Voting Stock;

(3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction;

(4) the first day on which the majority of the members of our board of directors cease to be Continuing Directors; or

(5) the adoption of a plan relating to our liquidation or dissolution.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event; provided, that no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of our board of directors who:

(1) was a member of our board of directors on the date of the indenture; or

(2) was nominated for election, elected or appointed to our board of directors with the approval of a majority of the Continuing Directors who were members of our board of directors at the time of such nomination, election or appointment.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); or, if applicable, the equivalent investment grade credit rating from any Substitute Rating Agency.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P, and if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a Substitute Rating Agency in lieu thereof.

“Rating Event” means with respect to any series of notes, such notes cease to be rated Investment Grade by both Rating Agencies, in each case, on any day during the period (the “Trigger Period”) commencing on the earlier of (a) the first public notice of the occurrence of a Change of Control or (b) the public announcement by us of our intention to effect a Change of Control, and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible rating downgrade by either of the Rating Agencies). If either Rating Agency is not providing a rating of the applicable series of notes on any day during the Trigger Period for any reason, the rating of such Rating Agency shall be deemed to have ceased to be rated Investment Grade during the Trigger Period. In no event will the trustee be responsible for monitoring or be charged with knowledge of a Rating Event.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Voting Stock” of any specified person as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

The indenture will contain the following covenants:

Limitation on Liens

We will not (nor will we permit any of our subsidiaries to) create or incur any Lien on any of our Principal Properties or upon any of the Capital Stock of any of our subsidiaries (whether such Principal Property, or Capital Stock, is now existing or owned or hereafter created or acquired), without effectively providing that the notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except Permitted Liens.

Notwithstanding the foregoing, we and our subsidiaries may, without securing any series of notes, create or incur Liens that would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto, Aggregate Debt does not exceed 20% of Consolidated Net Tangible Assets calculated as of the date of the creation or incurrence of the Lien.

“Aggregate Debt” means the sum of the following as of the date of determination:

(1) the aggregate principal amount of our and our subsidiaries’ Indebtedness incurred after the issue date and secured by Liens not permitted by the first paragraph under “—Limitation on Liens;” and

(2) our or our subsidiaries’ Attributable Debt in respect of Sale and Lease-Back Transactions entered into after the issue date pursuant to “—Limitation on Sale and Lease-Back Transactions.”

“Attributable Debt” means, in connection with a Sale and Lease-Back Transaction, the lesser of:

(1) the fair market value of such Principal Property (as determined in good faith by our board of directors); and

(2) the present value (discounted at a rate per annum equal to the average interest borne by all outstanding debt securities issued under the indenture (which may include debt securities in addition to the notes) determined on a weighted average basis and compounded semi-annually) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided that, in the case of any lease that is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination on the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination.

“Capital Lease” means any Indebtedness represented by a lease obligation of a person incurred with respect to Property acquired or leased by such person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.

“Consolidated Net Tangible Assets” means, as of any date on which we effect a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom: (a) all current liabilities, except for current maturities of long-term debt and obligations under Capital Leases; and (b) intangible assets, to the extent included in said aggregate amount of assets, all as set forth in our most recent consolidated balance sheet and computed in accordance with GAAP applied on a consistent basis.

“Hedging Obligations” means, with respect to any specified person, the obligations of such person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements, interest rate lock agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk;

(3) other agreements or arrangements designed to protect such person against fluctuations in currency exchange rates or commodity prices; and

(4) other agreements or arrangements designed to protect such person against fluctuations in equity prices.

“Indebtedness” of any specified person means, without duplication, any indebtedness, whether or not contingent, in respect of borrowed money or that is evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto) or representing the balance deferred and unpaid of the purchase price of any Property (including pursuant to Capital Leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such person (but does not include contingent liabilities which appear only in a footnote to a balance sheet). In addition, the term “Indebtedness” includes all of the following items, whether or not any such items would appear as a liability on a balance sheet of the specified person in accordance with GAAP:

(1) all Indebtedness of others secured by a Lien on any asset of the specified person (whether or not such Indebtedness is assumed by the specified person); and

(2) to the extent not otherwise included, any guarantee by the specified person of Indebtedness of any other person.

“Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Permitted Liens” means:

(1) Liens on any of our or our subsidiaries’ assets, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 18 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;

(2) (a) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of Property (including shares of stock), including Capital Lease transactions in connection with any such acquisition, and (b) Liens existing on Property at the time of acquisition thereof or at the time of acquisition by us of any person then owning such Property, whether or not such existing Liens were given to secure the payment of the purchase price of the Property to which they attach; provided that, with respect to clause (a), the Liens shall be given within 18 months after such acquisition (or be a Lien securing a renewal, extension, refinancing, replacement or refunding of such an obligation and for which a Lien was previously given in accordance with this subsection (2)) and shall attach solely to the Property acquired or purchased and any improvements then or thereafter placed thereon;

(3) Liens in favor of customs and revenue authorities or financial institutions in respect of customs duties in connection with the importation of goods;

(4) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on our books or the books of any of our subsidiaries in conformity with GAAP;

(5) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof;

(6) Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing Hedging Obligations and forward contracts, options, futures contracts, futures options, equity hedges or similar agreements or arrangements designed to protect us from fluctuations in interest rates, currencies, equities or the price of commodities;

(7) Liens in our favor or in favor of any one or more of our subsidiaries;

(8) inchoate Liens incident to construction or maintenance of Property, or Liens incident to construction or maintenance of Property, now or hereafter filed of record for sums not yet delinquent or being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

(9) Liens consisting of easements, zoning restrictions, rights-of-way and similar encumbrances on Property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected Property or interfere with the ordinary conduct of our or our subsidiaries’ business;

(10) statutory Liens arising in the ordinary course of business with respect to obligations that are not delinquent by more than 30 days or are being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

(11) Liens consisting of deposits of Property to secure our statutory obligations or those of any of our subsidiaries in the ordinary course of our or their business;

(12) Liens incurred or deposits made by us or our subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or similar legislation or regulation, including Liens of judgments thereunder that are not currently dischargeable, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds or other similar obligations (exclusive of obligations for the payment of borrowed money);

(13) Liens securing Specified Non-Recourse Debt, so long as the aggregate outstanding amount of the obligations secured thereby does not exceed $75 million at any one time;

(14) Liens on Property incurred in Sale and Lease-Back Transactions permitted under the indenture;

(15) Liens (a) of a collection bank on the items in the course of collection in the ordinary course of business, (b) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and that are customary in the banking industry and (c) attaching to other prepayments, deposits or earnest money in the ordinary course of business;

(16) Liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against us or any of our subsidiaries with respect to which we or any of our subsidiaries is in good faith prosecuting an appeal or proceedings for review for which the time to make an appeal has not yet expired, and Liens relating to final unappealable judgments that are satisfied within 60 days of the date of judgment or Liens incurred by us or any of our subsidiaries for the purposes of obtaining a stay or discharge in the course of any litigation proceeding to which we or any of our subsidiaries is a party;

(17) Liens existing as of the issue date of the notes;

(18) Liens granted after the issue date, created in favor of the holders of the notes; and

(19) Liens securing our Indebtedness or the Indebtedness of any of our subsidiaries that are incurred to extend, renew, refinance, replace or refund Indebtedness that is secured by Liens permitted to be incurred under the indenture so long as the Property encumbered by any such Lien is substantially the same as or similar in nature to the Property that secured the Liens extended, renewed, refinanced, replaced or refunded and the amount of Indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal, refinancing or replacement).

“Principal Property” means the land, improvements, buildings, fixtures and equipment (including any leasehold interest therein) constituting the principal corporate office, any manufacturing, assembly or test plant, or any manufacturing, assembly, test, distribution or research facility (in each case, whether now owned or hereafter acquired), that is owned or leased by us or any of our subsidiaries unless our board of directors has determined in good faith that such office, plant or facility is not of material importance to the total business conducted by us and our subsidiaries, taken as a whole. With respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us or any of our subsidiaries of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by us or such subsidiary to such person or its predecessor in interest.

“Specified Non-Recourse Debt” means any account or trade receivable factoring, securitization, sale or financing facility, the obligations of which are non-recourse (except with respect to customary representations, warranties, covenants and indemnities made in connection with such facility) to us.

“subsidiary” means any corporation, limited liability company or other similar type of business entity in which we and/or one or more of our subsidiaries together own more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such corporation, limited liability company or other similar type of business entity, directly or indirectly.

Limitation on Sale and Lease-Back Transactions

We will not, nor will we permit any subsidiary of ours to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such Sale and Lease-Back Transaction between us and one of our subsidiaries or between our subsidiaries, unless:

(1) (a) such transaction was entered into prior to the issue date of the notes and (b) any extension, renewal, refinancing, replacement, amendment or modification of such transaction so long as the affected Principal Property is substantially the same as or similar in nature to the Principal Property subject to the Sale and Lease-Back Transaction extended, renewed, refinanced, replaced, amended or modified;

(2) such transaction involves a lease for less than three years;

(3) we or such subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction without equally and ratably securing the notes pursuant to the first paragraph of “—Limitation on Liens” above; or

(4) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by our board of directors) and we apply an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 270 days of such Sale and Lease-Back Transaction to any (or a combination) of (a) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of Indebtedness that is pari passu with or senior to the notes and that matures more than 12 months after its creation (including, for avoidance of doubt, the notes), provided that, in lieu of applying such amount to the prepayment or retirement of such Indebtedness, we may deliver notes to the trustee for cancellation, such notes to be credited at the cost thereof, or (b) the purchase, construction, development, expansion or improvement of other comparable Property.

Notwithstanding the foregoing, we or any of our subsidiaries may enter into any Sale and Lease-Back Transaction that would otherwise be subject to the foregoing restrictions if, after giving effect thereto and at the time of determination, Aggregate Debt does not exceed 20% of Consolidated Net Tangible Assets calculated as of the closing date of the Sale and Lease-Back Transaction.

Limitation on Mergers and Other Transactions

We may not merge or consolidate with any other person or persons (whether or not affiliated with us), and we may not sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property or assets to any other person or persons (whether or not affiliated with us), unless:

(1) either (a) the transaction is a merger or consolidation, and we are the surviving entity; or (b) the successor person (or the person which acquires by sale, conveyance, transfer or lease all or substantially all of our property or assets) is a corporation, limited liability company, partnership, trust or other entity organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, if required by law to effectuate the assumption, by a supplemental indenture, all of our obligations under the notes and the indenture;

(2) immediately after giving effect to the transaction and treating our obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no event of default (and no event or condition which, after notice or lapse of time or both, would become an event of default) shall have occurred and be continuing under the indenture; and

(3) an officer’s certificate is delivered to the trustee to the effect that the conditions set forth in clauses (1) and (2) above have been satisfied and an opinion of counsel has been delivered to the trustee to the effect that condition (1) set forth above has been satisfied and/or that any conditions precedent in connection with any applicable supplemental indenture have been satisfied in accordance with the terms of the base indenture.

In the event of any of the above transactions, if there is a successor person as described in paragraph (1)(b) immediately above, then the successor will expressly assume and be bound by all of our obligations and duties under the indenture and automatically be substituted for us in the indenture and as issuer of the notes and may exercise every right and power of ours under the indenture with the same effect as if such successor person had been named in our place in the indenture. Further, if the transaction is in the form of a sale or conveyance, after any such transfer (except in the case of a lease), we will be discharged from all obligations and covenants under the indenture and all notes issued thereunder.

Events of Default

Each of the following is an “event of default” with respect to each series of the notes:

(1) default in paying interest on the notes of such series when it becomes due and the default continues for a period of 30 days or more;

(2) default in paying principal, or premium, if any, on the notes of such series when due;

(3) failure to make the required payment in connection with a Change of Control Triggering Event when due and payable in accordance with the terms of the indenture;

(4) default in the performance or breach of any other covenant by us relating to the notes of such series, and the default or breach continues uncured for a period of 90 days or more after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series as provided in the indenture;

(5) (a) a failure to make any payment at maturity, including any applicable grace period, of any of our Indebtedness (other than Indebtedness we owe to any of our subsidiaries) in an amount in excess of $100 million and continuance of this failure to pay or (b) a default on any of our Indebtedness (other than Indebtedness we owe to any of our subsidiaries), which default results in the acceleration of the maturity of such Indebtedness in an amount in excess of $100 million without such Indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above, for a period of 30 days after written notice thereof to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of the outstanding notes of the applicable series as provided in the indenture; provided, however, that if any failure, default or acceleration referred to in clause (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the event of default will be deemed cured; and

(6) certain events of bankruptcy, insolvency or reorganization with respect to us.

If an event of default with respect to the notes of any series occurs and is continuing (other than an event of default referred to in (6) above), then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes of such series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of, and accrued and unpaid interest, if any, on all the notes of such series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal amount (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding notes of any series will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes.

At any time after a declaration of acceleration with respect to the notes of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding notes of such series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to such notes, have been cured or waived as provided in the indenture. The holders of a majority in aggregate principal amount of the outstanding notes of any series also have the right to waive existing defaults, other than the nonpayment of principal or interest, if any, on any outstanding note, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the notes of such series.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes of that series.

No holder of any note of a series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture or the notes, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to the notes of that series; and

•

the holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series have made written request, and offered indemnity reasonably satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes of such series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any note of a series will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that note on or after the due dates expressed in that note and to institute suit for the enforcement of such payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of notes of any series of any default or event of default (except in payment on any notes) with respect to such notes if it, in good faith, determines that withholding notice is in the interest of the holders of such notes.

Defeasance

Legal Defeasance

The indenture provides that, in certain circumstances, we may be discharged from any and all obligations in respect of the notes of any series (except for certain obligations to register the transfer or exchange of notes, to replace stolen, lost or mutilated notes, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest in accordance with the terms of the indenture and the notes of that series.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the notes of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Covenant Defeasance

The indenture provides that, upon compliance with certain conditions, we may omit to comply with certain covenants set forth in the indenture, and any omission to comply with those covenants will not constitute a default or an event of default with respect to the notes of the applicable series, or covenant defeasance.

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest in accordance with the terms of the indenture and the notes of the applicable series; and

•

delivering to the trustee an opinion of counsel to the effect that the beneficial owners of the notes of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Modification and Waiver

We may amend or modify the indenture without the consent of any holder of notes of the applicable series in order to:

•	cure any ambiguity, defect or inconsistency, provided that the interests of the holders are not adversely affected;

•	conform the text of the indenture or the notes to any corresponding provision of this “Description of Notes,” as evidenced by an officer’s certificate;

•	add events of default;

•	provide for the issuance of additional notes;

•

provide for the assumption of our obligations in the case of a merger or consolidation and our discharge upon such assumption provided that the provision under the “Limitation on Mergers and Other Transactions” covenant is complied with;

•	add covenants or make any change that would provide any additional rights or benefits to the holders of the notes;

•	add guarantees with respect to the notes;

•	secure the notes;

•	add or appoint a successor or separate trustee;

•	make any change that does not adversely affect the interests of any holder of notes; and

•	obtain or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Other amendments and modifications of the indenture or the notes issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding notes of the affected series, and our compliance with any provision of the indenture with respect to the notes may be waived by written notice to the trustee by the holders of a majority of the aggregate principal amount of the outstanding notes of the affected series. However, no modification or amendment may, without the consent of the holder of each outstanding note of the affected series:

•	reduce the principal amount, any premium or change the fixed maturity of the notes, or alter or waive the redemption provisions of the notes;

•	change the place of payment or currency in which principal, any premium or interest is paid;

•	impair the right to institute suit for the enforcement of any payment on the notes;

•	waive a payment default with respect to the notes;

•	reduce the interest rate or extend the time for payment of interest on the notes;

•	adversely affect the ranking of the notes as the Company’s senior unsecured indebtedness;

•	make any change to the amendment and modification provisions in the indenture; or

•

reduce the percentage in principal amount outstanding of notes, the consent of the holders of which is required for any of the foregoing modifications or otherwise necessary to modify, supplement or amend the indenture or to waive any past default.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding notes of an affected series may, on behalf of the holders of all notes of such series, waive our compliance with provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding notes of such series may, on behalf of the holders of all the notes of such series, waive any past default under the indenture with respect to such notes and its consequences, except a default in the payment of the principal of, or premium or any interest on, any note or in respect of a covenant or provision that cannot be modified or amended without the consent of all of the holders of the outstanding notes of the affected series; provided, however, that the holders of a majority in aggregate principal amount of the outstanding notes of such series may rescind and annul an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Book-Entry Delivery and Form

General

The notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Initially, the notes will be represented by one or more permanent global certificates (the “global notes”) in definitive, fully registered form without interest coupons. The global notes will be issued on the issue date only against payment in immediately available funds.

The global notes will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of Cede & Co. (DTC’s partnership nominee) or another DTC nominee for credit to an account of a direct or indirect participant in DTC, as described below under “—Depositary Procedures.”

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “—Exchange of Book-Entry Notes for Certificated Notes.”

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. We do not take any responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations, referred to as “participants,” and to facilitate the clearance and settlement of transactions in those securities among DTC’s participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC’s system is also available to other entities such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, which entities are referred to as “indirect participants.” Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC’s participants and indirect participants.

Pursuant to the procedures established by DTC:

•	upon deposit of the global notes, DTC will credit the accounts of its participants designated by the underwriters with portions of the principal amount of the global notes; and

•

ownership of such interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. Euroclear and Clearstream may hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in the global notes, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in the global notes to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in the global notes to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes.

Consequently, neither we nor the trustee nor any of our respective agents has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. The account of each relevant participant is credited with an amount proportionate to the amount of its interest in the principal amount of the global notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices, and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the procedures described above to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued or changed at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

•

DTC (1) notifies us that it is unwilling or unable to continue as depositary for the global notes and we fail to appoint a successor depositary within 90 days or (2) has ceased to be a clearing agency registered under the Exchange Act; or

•	we notify the trustee in writing that we have elected to cause the issuance of certificated notes under the indenture.

In all cases, certificated notes delivered in exchange for any global notes or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Payment and Paying Agents

Payments on the global notes will be made in U.S. dollars by wire transfer. If we issue definitive notes, the holders of definitive notes will be able to receive payments of principal of and interest on their notes at the office of our paying agent. Payment of principal of a definitive note may be made only against surrender of the note to our paying agent. We have the option, however, of making payments of interest by wire transfer or by mailing checks to the address of the holder appearing in the register of note holders maintained by the registrar.

We will make any required interest payments to the person in whose name a note is registered at the close of business on the record date for the interest payment.

The trustee will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Notices

Any notices required to be given to the holders of the notes will be given to DTC, as the registered holder of the global notes. In the event that the global notes are exchanged for notes in definitive form, notices to holders of the notes will be sent electronically or mailed by first-class mail, postage prepaid, to the addresses that appear on the register of noteholders maintained by the registrar.

The Trustee

The trustee’s current address is The Bank of New York Mellon, N.A., Global Corporate Trust, 2 North LaSalle Street, Chicago, Illinois 60602. The trustee also acts as trustee under the indentures that govern our 2020 Notes, 2021 Notes, 2025 Notes, 2026 Notes, 2029 Notes, 2049 Notes and 2041 Notes we assumed in June 2012 with the acquisition of Novellus Systems, Inc.

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee must exercise such rights and powers vested in it as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) incorporated by reference in the indenture contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates. If the trustee acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate that conflict or resign.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax considerations relating to the acquisition, ownership and disposition of the notes. It is not a complete analysis of all the potential tax considerations relating to the notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, administrative rulings and judicial decisions, all as in effect as of the date of this prospectus supplement and all of which are subject to change or different interpretations, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth herein. No ruling from the Internal Revenue Service (the “IRS”) or opinion of counsel has or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax considerations of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

This summary is limited to beneficial owners of the notes that purchase the notes for cash upon their initial issuance pursuant to this offering at their “issue price” (i.e., the first price at which a substantial amount of the applicable series of notes is sold for cash to investors (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers)) and that will hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment purposes). This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this summary does not address all United States federal income tax considerations that may be relevant to a particular investor in light of the investor’s particular circumstances (such as the effects of Section 451(b) of the Code), or to certain categories of investors that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	brokers and dealers in securities or commodities;

•	U.S. expatriates;

•	“controlled foreign corporations” or “passive foreign investment companies” (as such terms are defined in the Code);

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. Holders (as defined below) whose functional currency is not the United States dollar;

•	persons that will hold the notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; or

•	entities or arrangements classified as partnerships for United States federal income tax purposes or other pass-through entities, or investors in such entities.

If an entity or arrangement classified as a partnership for United States federal income tax purposes holds notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership or arrangement classified as a partnership that will hold notes, you are urged to consult your own tax advisor regarding the tax consequences of holding the notes to you.

You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax considerations arising under other United States federal tax laws (such as the estate or gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Certain Contingencies

In certain circumstances (see “Description of Notes—Purchase of Notes upon a Change of Control Triggering Event”), we may be obligated to pay amounts in excess of stated interest or principal on the notes. The obligation to make these payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” Although the issue is not free from doubt, we intend to take the position that the possibility of the payment of such amounts will not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Accordingly, a U.S. Holder (as defined below) would be required to include in income the amount of any such payments at the time such payments are received or accrued in accordance with the holder’s method of accounting for United States federal income tax purposes. Our position will be binding on all holders, except a holder that discloses its differing position to the IRS in the manner required by applicable Treasury Regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position successfully, the timing, amount and character of income recognized by a holder may be materially different from the consequences discussed herein. You are urged to consult your own tax advisors regarding the potential application to the notes of the rules regarding contingent payment debt instruments and the consequences thereof, including the treatment of additional payments that might be made in respect of the notes. The remainder of this summary assumes the notes will not be treated as contingent payment debt instruments.

Consequences to U.S. Holders

The following portion of this summary will apply to you if you are a “U.S. Holder.” For purposes of this discussion, a U.S. Holder is a beneficial owner of a note that is or is treated for United States federal income tax purposes as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust (i) if a court within the United States can exercise primary supervision over its administration, and one or more “United States persons” (as defined under the Code) have the authority to control all of the substantial decisions of that trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for United States federal income tax purposes.

Payments of Interest

It is anticipated, and this discussion assumes, that the notes will be issued at par or at a discount that is less than a “de minimis” amount for United States federal income tax purposes. Stated interest on the notes generally will be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for United States federal income tax purposes.

Sale or Other Taxable Disposition of Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which will be treated as interest as described above) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will be your cost for the note. Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, your holding period for the note is more than one year. Long-term capital gains of non-corporate taxpayers generally are eligible for preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% Medicare tax on their “net investment income” (or in the case of an estate or trust, undistributed “net investment income”), which may include any interest income with respect to the notes or net gains from a disposition of the notes. U.S. Holders that are individuals, estates or trusts are urged to consult their own tax advisors with respect to the application of the Medicare tax to income and gains in respect of an investment in the notes.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of principal and interest on the notes and to payments of the proceeds from a sale or other taxable disposition of the notes unless you are an exempt recipient. United States federal backup withholding (currently at a rate of 24%) generally will apply to such payments if you fail to furnish a properly completed and executed IRS Form W-9 to us or our paying agent providing your taxpayer identification number and complying with certain certification requirements, or you fail to otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis. U.S. Holders are urged to consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable.

Consequences to Non-U.S. Holders

The following portion of this summary will apply to you if you are a “Non-U.S. Holder.” You are a “Non-U.S. Holder” if you are a beneficial owner of a note that is neither a U.S. Holder nor a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes).

Payments of Interest

Subject to the discussions of backup withholding and FATCA below, payments of interest on the notes to you generally will be exempt from United States federal income tax and withholding tax under the “portfolio interest” exemption if:

•	you do not conduct a trade or business within the United States with which the interest income is effectively connected;

•

you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury Regulations thereunder;

•	you are not a “controlled foreign corporation” that is related to us through stock ownership;

•	you are not a bank that receives such interest in a transaction described in section 881(c)(3)(A) of the Code; and

•	you provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate successor form), to us or our paying agent certifying under penalty of perjury that you are not a United States person. If you hold the notes through a securities clearing organization, financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to such agent. Your agent then generally will be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts and other intermediaries, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above for the portfolio interest exemption, payments of interest made to you on the notes generally will be subject to a 30% United States federal withholding tax, unless you provide us either with (1) a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate successor form) establishing an exemption from (or a reduction of) withholding under the benefit of an applicable income tax treaty or (2) a properly executed IRS Form W-8ECI (or appropriate successor form) certifying that interest paid on the note is not subject to withholding tax because the interest is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—Income or Gain Effectively Connected with a United States Trade or Business”).

Sale or Other Taxable Disposition of Notes

Subject to the discussions of backup withholding and FATCA below, you generally will not be subject to United States federal income or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a note unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if an applicable income tax treaty requires, is attributable to a permanent establishment or fixed base maintained by you in the United States); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If a Non-U.S. Holder is described in the first bullet point, see “—Income or Gain Effectively Connected with a United States Trade or Business” below. If you are described in the second bullet point, you generally will be subject to United States federal income tax at a rate of 30% on the amount by which your capital gains allocable to United States sources, including gain from such disposition, exceed any capital losses allocable to United States sources, except as otherwise required by an applicable income tax treaty.

To the extent that the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of the notes is attributable to accrued but unpaid interest on the notes, it generally will be treated in the same manner as described in “—Payments of Interest” above.

Income or Gain Effectively Connected with a United States Trade or Business

If you are engaged in the conduct of a trade or business in the United States and interest on a note or gain recognized from the sale, exchange, redemption, retirement or other taxable disposition of a note is effectively connected with the conduct of that trade or business (and, if an applicable income tax treaty requires, is attributable to a permanent establishment or fixed base maintained by you in the United States), you generally will be subject to United States federal income tax (but not the 30% United States federal withholding tax on interest if certain certification requirements are satisfied) on that interest or gain on a net income basis in the same manner as if you were a “United States person” as defined under the Code. You generally can meet these certification requirements by providing a properly executed IRS Form W-8ECI (or appropriate successor form) to us, or our paying agent. If you are eligible for the benefits of an income tax treaty between the United States and your country of residence, any effectively connected income or gain generally will be subject to United

States federal income tax on a net income basis only if it is also attributable to a permanent establishment or fixed base maintained by you in the United States. In addition, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Information Reporting and Backup Withholding

Generally, information returns will be filed with the IRS in connection with payments of interest on the notes and proceeds from the sale or other taxable disposition (including a retirement or redemption) of the notes. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. You may be subject to backup withholding of tax on payments of interest and, depending on the circumstances, the proceeds of a sale or other taxable disposition (including a retirement or redemption) unless you comply with certain certification procedures to establish that you are not a United States person. The certification procedures required to claim an exemption from withholding of tax on interest described above generally will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of the backup withholding rules to their particular situations, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

FATCA

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act (generally referred to as “FATCA”) generally impose a 30% withholding tax on certain payments made on interest-bearing obligations to certain foreign financial institutions that fail to certify their FATCA status, and certain non-financial foreign entities if certain disclosure requirements related to direct and indirect United States shareholders and/or United States accountholders are not satisfied. Under applicable final Treasury Regulations, a withholding tax of 30% generally will be imposed, subject to certain exceptions, on payments of (a) interest on the notes, and (b) gross proceeds from a sale or other disposition of the notes. However, the IRS has issued proposed Treasury Regulations that would eliminate withholding on payments of gross proceeds (but not on payments of interest). Pursuant to the proposed Treasury Regulations, we and any withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until the final regulations are issued. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

The rules under FATCA are complex. We will not pay any additional amounts in respect of any amounts withheld, including pursuant to FATCA. Holders are encouraged to consult with their own tax advisor regarding the implications of FATCA on an investment in the notes.

The summary of United States federal income tax considerations set forth above may not be applicable depending upon an investor’s particular situation. Prospective investors are urged to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of notes, including the tax consequences under United States federal income tax laws, state, local, foreign and other tax laws, any applicable income tax treaty and the possible effects of changes in United States or other tax laws.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement between us and the underwriters named below, for whom BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally and not jointly agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal Amount of 2030 Notes	Principal Amount of 2050 Notes	Principal Amount of 2060 Notes
BofA Securities, Inc.	$131,250,000	$131,250,000	$87,500,000
Citigroup Global Markets Inc.	131,250,000	131,250,000	87,500,000
Goldman Sachs & Co. LLC	131,250,000	131,250,000	87,500,000
J.P. Morgan Securities LLC	131,250,000	131,250,000	87,500,000
Barclays Capital Inc.	67,500,000	67,500,000	45,000,000
BNP Paribas Securities Corp.	22,500,000	22,500,000	15,000,000
Deutsche Bank Securities Inc.	22,500,000	22,500,000	15,000,000
Mizuho Securities USA LLC	22,500,000	22,500,000	15,000,000
MUFG Securities Americas Inc.	22,500,000	22,500,000	15,000,000
Wells Fargo Securities, LLC	22,500,000	22,500,000	15,000,000
HSBC Securities (USA) Inc.	11,250,000	11,250,000	7,500,000
PNC Capital Markets LLC	11,250,000	11,250,000	7,500,000
Siebert Williams Shank & Co., LLC	11,250,000	11,250,000	7,500,000
SunTrust Robinson Humphrey, Inc.	11,250,000	11,250,000	7,500,000

Total	$750,000,000	$750,000,000	$500,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated severally and not jointly to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

We have also agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of any such liabilities.

Discounts

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of 0.400% of the principal amount of the 2030 Notes, 0.500% of the principal amount of the 2050 Notes and 0.500% of the principal amount of the 2060 Notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.250% of the principal amount of the 2030 Notes, 0.350% of the principal amount of the 2050 Notes and 0.350% of the principal amount of the 2060 Notes to certain other dealers. After the initial offering of the notes, the underwriters may, from time to time, vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by us
Per 2030 Note	0.650%
Per 2050 Note	0.875%
Per 2060 Note	0.875%
Total	$15,812,500

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $3,800,000.

New Issue of Notes

The notes are new issues of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell them will be favorable.

No Sales of Similar Securities

We have agreed that we will not, during the period from the date hereof through and including the closing date of the offering of the notes, without the prior written consent of BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by us and having a tenor of more than one year, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Price Stabilization and Short Positions

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may over-allot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities, as well as other purchases by the underwriters for their own accounts, may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time. These transactions may be effected in the over-the-counter market or otherwise.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our and our affiliates’ securities and instruments. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Conflicts of Interest

Certain of the underwriters and/or their respective affiliates may from time to time hold the 2021 Notes or are lenders under our revolving credit facility and will receive a portion of the net proceeds from this offering upon the repayment of the 2021 Notes and the outstanding borrowings under our revolving credit facility as described under “Use of Proceeds.” Because more than 5% of the net proceeds of this offering may be received by certain of these underwriters and/or their affiliates, this offering is being conducted in compliance with the provisions of FINRA Rule 5121. Since this offering is of notes that are rated investment grade, pursuant to Rule 5121, the appointment of a “qualified independent underwriter” is not required.

Settlement

We expect to deliver the notes against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the third business day following the date of the pricing of the notes (“T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this prospectus supplement will be required, by virtue of the fact that the notes initially will settle on T+3, to specify alternative settlement arrangements to prevent a failed settlement.

Selling Restrictions

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment hereto or thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation 2017/1129/EU (as amended, the “Prospectus Regulation”). No key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared. Offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA or in the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus. This prospectus supplement and the accompanying prospectus are not prospectuses for the purposes of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any Member State of the EEA or in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes.

United Kingdom

In the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the notes in the United Kingdom within the meaning of the FSMA (as defined below). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is only available to, and will be engaged in with, relevant persons.

Each underwriter has advised us that:

a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it or them in connection with the issue or sale of any notes which are the subject of the offering contemplated by the prospectus supplement and the accompanying prospectus in circumstances in which Section 21(1) of the FSMA does not apply to us; and

b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes have not been and may not and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong). No advertisement, invitation or document relating to the notes has been, may be or will be issued, or has been, may be, or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed by any Hong Kong regulatory authority. You are advised to exercise caution in relation to the offer. If you are in doubt about any contents of this document, you should obtain independent professional advice.

Japan

This offering of the notes has not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended; the “Financial Instruments and Exchange Act”) or any other laws, regulations or ministerial guidelines of Japan, and accordingly the notes may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan and any branch or other office in Japan of a corporation or other entity organized under the laws of any foreign state), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) pursuant to Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

1)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

2)	where no consideration is or will be given for the transfer;

3)	where the transfer is by operation of law;

4)	as specified in Section 276(7) of the SFA; or

5)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore SFA Product Classification—Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this document nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, Republic of China and/or any other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be offered, issued or sold within Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, distribute or otherwise intermediate the offering of the notes in Taiwan.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Jones Day. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, Menlo Park, California.

EXPERTS

The consolidated financial statements of Lam Research Corporation appearing in Lam Research Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019 and the effectiveness of Lam Research Corporation’s internal control over financial reporting as of June 30, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Lam Research Corporation

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Rights

Purchase Contracts

Units

We will provide specific terms about any offering and the specific terms of the securities offered thereby in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Our common stock trades on the Nasdaq Global Select Market under the symbol “LRCX.”

Investing in our securities involves risks. Please consider carefully the specific factors set forth under the heading “Risk Factors” in our filings with the Securities and Exchange Commission and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 21, 2019.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not offering these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated herein by reference is accurate as of any date other than the date on the front of the applicable document. Our business, financial condition, operating results and prospects may have changed since those dates.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed by us with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell any amount of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents.”

In this prospectus, except as otherwise indicated or as the context otherwise requires, “Lam Research,” “Lam,” “we,” “our,” “us” and the “company” refer to Lam Research Corporation, a Delaware corporation.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement may include forward-looking statements, which are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Certain, but not all, of the forward-looking statements in this prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement are specifically identified as forward-looking, by use of phrases and words such as “believe,” “estimated,” “anticipate,” “expect,” “probable,” “intend,” “plan,” “aim,” “may,” “should,” “could,” “would,” “will,” “continue,” and other future-oriented terms. The identification of certain statements as “forward-looking” does not mean that other statements not specifically identified are not forward-looking. Forward-looking statements include but are not limited to statements that relate to: trends and opportunities in the global economic environment and the semiconductor industry; the anticipated levels of, and rates of change in, margins, market share, served addressable market, capital expenditures, research and development expenditures, international sales, revenue (actual and/or deferred), operating expenses and earnings generally; management’s plans and objectives for our current and future operations and business focus; volatility in our quarterly results; customer and end user requirements and our ability to satisfy those requirements; customer capital spending and their demand for our products and services, and the reliability of indicators of change in customer spending and demand; the effect of variability in our customers’ business plans or demand for our equipment and services; changes in demand for our products and in our market share resulting from, among other things, any change in our customers’ proportion of capital expenditure (with respect to certain technology inflections); hedging transactions; debt or financing arrangements; our competition, our ability to defend our market share, and to gain new market share; our ability to obtain and qualify alternative sources of supply; changes in state, federal and international income tax laws, our estimated annual tax rate and the factors that affect our tax rates; anticipated growth or decline in the industry and the total market for wafer fabrication equipment, our growth relative thereto and the resulting impact on us from such growth or decline; the success of joint development and collaboration relationships with customers, suppliers, or others; outsourced activities; the role of component suppliers in our business; our leadership and competency, and their ability to facilitate innovation; our ability to continue to, including the underlying factors that, create sustainable differentiation; the resources invested to comply with evolving standards and the impact of such efforts; legal and regulatory compliance; the estimates we make, and the accruals we record, in order to implement our critical accounting policies (including but not limited to the adequacy of prior tax payments, future tax benefits or liabilities, and the adequacy of our accruals relating to them); our investment portfolio; our access to capital markets; uses of, payments of, and impact of interest rate fluctuations on, our debt; our intention to pay quarterly dividends and the amounts thereof, if any; our ability and intention to repurchase our shares; credit risks; controls and procedures; recognition or amortization of expenses; our ability to manage and grow our cash position; and the sufficiency of our financial resources or liquidity to support future business activities (including but not limited to operations, investments, debt service requirements, and capital expenditures). Such statements are based on current expectations and are subject to risks, uncertainties, and changes in condition, significance, value, and effect, including without limitation those discussed under the heading “Risk Factors” in our most recent quarterly report on Form 10-Q and other documents we file from time to time with the SEC, such as our most recent annual report on Form 10-K and our current reports on Form 8-K. Such risks, uncertainties, and changes in condition, significance, value, and effect could cause our actual results to differ materially from those expressed in this prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement, and in ways not readily foreseeable. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based on information currently and reasonably known to us. We do not undertake any obligation to release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances that occur after the date hereof or to reflect the occurrence or effect of anticipated or unanticipated events.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, and in accordance with these requirements file reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, including the company, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov.

We make available free of charge on or through our Internet site at http://investor.lamresearch.com our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, amendments to those reports and statements and other information filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Any Internet addresses, including our own web site address, provided in this prospectus are for informational purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these Internet addresses is included or incorporated herein.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in this prospectus unless the information incorporated by reference was filed after the date of this prospectus. We incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended June 24, 2018;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended September 23, 2018 and December 23, 2018;

•	our Current Reports on Form 8-K filed on November 8, 2018, December 3, 2018, December 6, 2018 (as amended by Amendment No. 1, filed on December 11, 2018) (Item 5.02), and January 23, 2019 (Item 8.01);

•

portions of our definitive proxy statement on Schedule 14A filed on September 26, 2018 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended June 24, 2018; and

•	the description of our common stock contained in our registration statement on Form 8-B dated April 11, 1990, including any amendment or report updating such description.

To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus unless specifically stated otherwise.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all of the securities we are offering with this prospectus.

We will provide to you a copy of any or all of the above filings that have been incorporated by reference into this prospectus, excluding exhibits to those filings, upon your request, at no cost. Any request may be made by writing or calling us at the following address or telephone number:

Lam Research Corporation

4650 Cushing Parkway

Fremont, California 94538

Attn: Investor Relations

Telephone: (510) 572-0200

RISK FACTORS

Investing in our securities involves certain risks. You are urged to carefully read and consider the risk factors relating to an investment in our securities described in our annual, quarterly and current reports filed with the SEC under the Exchange Act which are incorporated by reference into this prospectus or the applicable prospectus supplement. Before making an investment decision, you should carefully consider these risks, as well as any other information that we include or incorporate by reference in this prospectus or any prospectus supplement. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in our securities and the particular type of securities we are offering under that prospectus supplement.

LAM RESEARCH CORPORATION

Lam Research is a global supplier of innovative wafer fabrication equipment and services to the semiconductor industry. Our products and services are designed to help our customers build smaller, faster, and better performing devices that are used in a variety of electronic products, including mobile phones, personal computers, servers, wearables, automotive devices, storage devices, and networking equipment. Our customer base includes leading semiconductor memory, foundry, and integrated device manufacturers that make products such as non-volatile memory, DRAM memory, and logic devices.

Our principal executive offices are located at 4650 Cushing Parkway, Fremont, California 94538, and our telephone number is (510) 572-0200. We maintain a web site at http://www.lamresearch.com. Except for documents filed with the SEC that are incorporated by reference into this prospectus, no information contained in, or that can be accessed through, our web site is to be considered as part of this prospectus.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and any accompanying prospectus supplement for general corporate purposes, which may include the repayment of indebtedness, working capital, capital expenditures and acquisitions. The specific allocation of the proceeds from a particular offering of securities will be described in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes the general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The debt securities will be issued under an indenture, dated as of February 13, 2015, between us and The Bank of New York Mellon Trust Company, N.A., as trustee, as it may be amended and supplemented from time to time. If we issue debt securities that are subordinated to other debt securities, they will be issued under an indenture identical to the indenture incorporated by reference as an exhibit, except that it will be executed by us and a trustee to be named at a later date. We have summarized select portions of the indenture below. The summary is not complete, and is qualified in its entirety by reference to the indenture. The indenture has been filed as Exhibit 4.1 to the registration statement. You should read the indenture for provisions that may be important to you. Capitalized terms used in the summary have the meaning specified in the indenture.

General

Unless otherwise specified in a supplement to this prospectus, the debt securities will be our senior, direct, unsecured obligations and, as such, will rank pari passu in right of payment with all of our existing and future senior unsecured indebtedness and senior in right of payment to all of our subordinated indebtedness. The debt securities will be effectively subordinated to (i) all existing and future indebtedness or other liabilities of our subsidiaries and (ii) all of our existing and future secured indebtedness to the extent of the value of the collateral securing that indebtedness.

The indenture does not limit the aggregate principal amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series. We may specify a maximum aggregate principal amount for the debt securities of any series.

Unless otherwise specified in the applicable prospectus supplement, the indenture does not afford the holders of the debt securities the right to require us to repurchase or redeem the debt securities in the event of a highly-leveraged transaction.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the applicable prospectus supplement, we may reopen a series, without the consent of the holders of the outstanding debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except for the issue date and, in some cases, the public offering price and the first interest payment date, and will be consolidated with, and form a single series with, such outstanding debt securities; provided, however, that if such additional debt securities are not fungible with the outstanding debt securities of such series for U.S. federal income tax purposes, the additional debt securities will have a separate CUSIP number.

The prospectus supplement will set forth, among other things:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	whether the debt securities will be senior debt securities or subordinated debt securities, and if they are subordinated debt securities, the terms of the subordination;

•	any limit on the aggregate principal amount of the debt securities and the right, if any, to extend such date or dates;

•	the date or dates on which we will pay the principal on the debt securities;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the right, if any, to extend the interest periods and the duration of that extension;

•	the place or places where principal of, and premium and interest on, the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•

the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the designation of the currency or currencies in which payment of principal of, and premium and interest on, the debt securities will be made if other than U.S. dollars;

•	any provisions relating to any security provided for the debt securities;

•

any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

The foregoing is not intended to be an exclusive list of the terms that may be applicable to any offered debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies in the applicable prospectus supplement.

Exchange and Transfer

Debt securities may be transferred or exchanged at the office of the registrar or co-registrar designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any potential redemption of debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of 15 business days before the day of sending of a notice of redemption and ending at the close of business on the day such notice is sent; or

•	register the transfer of or, exchange any, debt security of that series selected, called or being called for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We may initially appoint the trustee as the registrar. Any transfer agent, in addition to the registrar initially designated by us, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement;

•	be deposited with the depositary or its nominee; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•

the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary, and in either case we fail to appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days of such event;

•	we execute and deliver to the trustee an officer’s certificate to the effect that such global securities shall be so exchangeable; or

•	an event of default with respect to the debt securities represented by such global securities shall have occurred and be continuing.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the debt securities registered in their names;

•	will not be entitled to physical delivery of certificated debt securities; and

•	will not be considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Each person owning a beneficial interest in a global security must rely on the procedures of the depositary (and, if such person is not a participant, on procedures of the participant through which such person owns its interest) to exercise any rights of a holder under the indenture.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or by any participant, with respect to interests of persons held by participants on their behalf. Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agent

The provisions of this subsection will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder.

We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security that remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Sale of Assets

Except as otherwise set forth in the applicable prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

•	the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity;

•	the successor assumes our obligations on the debt securities and under the indenture pursuant to a supplemental indenture or other agreements in form reasonably satisfactory to the trustee;

•

immediately after giving effect to the transaction and treating our obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no default or event of default shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Events of Default

Event of default means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest on any debt security of that series when it becomes due and payable, and continuance of that default for a period of 90 days;

•	default in the payment of principal of, or premium on, any debt security of that series when due and payable;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived and all sums paid or advanced by the trustee and the reasonable compensation expenses and disbursements of the trustee and its agents and counsel have been paid as provided in the indenture.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and offered indemnity satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and premium and any interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of such payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may amend or modify the indenture without the consent of any holder of debt securities of the series affected by the modifications or amendments in order to:

•	cure any ambiguity, defect or inconsistency, provided that the interests of the holders are not adversely affected;

•	conform the text of the indenture or the debt securities to any corresponding provision of this “Description of Debt Securities,” as evidenced by an officer’s certificate;

•	provide for the issuance of additional debt securities;

•

provide for the assumption of our obligations in the case of a merger or consolidation and our discharge upon such assumption provided that the provision under “Merger, Consolidation, or Sale of Assets” of the indenture is complied with;

•	add covenants or make any change that would provide any additional rights or benefits to the holders of the debt securities;

•	add guarantees with respect to the debt securities;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	secure the debt securities;

•	add or appoint a successor or separate trustee;

•	make any change that does not adversely affect the interests of any holder of debt securities; or

•	obtain or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of the affected series, and our compliance with any provision of the indenture with respect to the debt securities may be waived by written notice to the trustee by the holders of a majority of the aggregate principal amount of the outstanding debt securities of the affected series. However, no modification or amendment may, without the consent of the holder of each outstanding debt security of the affected series:

•	reduce the principal amount, any premium or change the fixed maturity of any debt security or alter or waive any of the provisions with respect to the redemption or repurchase of the debt securities;

•	change the place of payment or currency in which principal, any premium or interest is paid;

•	impair the right to institute suit for the enforcement of any payment on the debt securities;

•	waive a payment default with respect to the debt securities;

•	reduce the interest rate or extend the time for payment of interest on the debt securities;

•	make any change to the amendment and modification provisions in the indenture; or

•

reduce the percentage in principal amount outstanding of debt securities, the consent of the holders of which is required for any of the foregoing modifications or otherwise necessary to modify, supplement or amend the indenture or to waive any past default.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of an affected series may, on behalf of the holders of all debt securities of such series, waive our compliance with provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding debt securities of such series may, on behalf of the holders of all the debt securities of such series, waive any past default under the indenture with respect to such debt securities and its consequences, except a default in the payment of the principal of, or premium or any interest on, any debt security or in respect of a covenant or provision that cannot be modified or amended without the consent of all of the holders of the outstanding debt securities of the affected series; provided, however, that the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may rescind and annul an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, in certain circumstances, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest in accordance with the terms of the indenture and the debt securities of that series.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, upon compliance with certain conditions, we may omit to comply with certain covenants set forth in the indenture, and any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of the applicable series, or covenant defeasance.

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest in accordance with the terms of the indenture and the debt securities of the applicable series; and

•

delivering to the trustee an opinion of counsel to the effect that the beneficial owners of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

DESCRIPTION OF COMMON STOCK

The following summary description sets forth some of the general terms and provisions of our common stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the common stock, you should refer to the provisions of our Restated Certificate of Incorporation and Amended and Restated Bylaws, or Bylaws, each of which has been incorporated by reference as an exhibit to this registration statement.

General

Lam Research’s authorized capital stock consists of 400,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share. As of January 28, 2019, 152,593,454 shares of Lam Research common stock were outstanding and no shares of Lam Research preferred stock were outstanding.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters requiring stockholder action, including, but not limited to, the election of directors. Holders of our common stock are not entitled to cumulate their votes for the election of directors.

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.

No Preemptive or Redemption Rights

Holders of our common stock have no preemptive or subscription rights, and have no rights to convert their common stock into any other securities. Our common stock is not subject to call, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Holders of our common stock are not entitled to a liquidation preference in respect of their shares of Lam Research common stock. Upon our liquidation, dissolution or winding up, the holders of our common stock would be entitled to receive pro rata all assets remaining for distribution to stockholders after the payment of all liabilities and of all preferential amounts to which any preferred stock may be entitled.

Size of the Board of Directors

Our Bylaws establish the current size of the board of directors at 11 members, but provide that the board of directors may change such number by resolution from time to time within the range of seven to 15 directors.

Power to Call Special Stockholder Meetings; Advance Notice of Stockholder Business and Nominees

Under Delaware law, a special meeting of stockholders may be called by our board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws. Pursuant to our Bylaws, special meetings may be called only by our board of directors, the chairman of the board of directors or the president. Our Bylaws further require compliance with timely advance notice in proper written form of stockholder nominees for election as director or stockholder business to be brought before a meeting of stockholders and other requirements specified in our Bylaws, and grant the chairman of the meeting the power and the duty to declare that defectively proposed business or nomination shall not be presented and shall be disregarded if not made in compliance with the procedures set forth in our Bylaws.

Proxy Access Nominations

Under our Bylaws, we must include in our proxy statement for an annual meeting the name, together with certain other required information, of any person nominated for the election of directors in compliance with specified provisions in our Bylaws by a single stockholder that satisfies (or by a group of up to 20 stockholders that satisfy) various notice and other requirements specified in our Bylaws. Among other requirements in our Bylaws, such stockholder or group of stockholders would need to provide evidence verifying that the stockholder or group owns, and has owned continuously for at least the preceding three years, at least 3% of the company’s outstanding common stock. Our Bylaws contain limitations on the maximum number of nominees submitted by stockholders that we would be required to include in our proxy statement for an annual meeting.

Removal of Directors

Our Bylaws provide that directors may be removed with or without cause upon the approval of a majority of the outstanding shares entitled to vote.

Filling Vacancies on the Board of Directors

Our Bylaws allow a vacancy on the board of directors created by a resignation or increase in the authorized number of directors to be filled by a majority of the directors then in office, or a sole remaining director. A vacancy created by the removal of a director by a vote of the stockholders may be filled only by a majority of the outstanding shares entitled to vote.

Stockholder Action by Written Consent without a Meeting

Our Bylaws provide that any action required or permitted to be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, describing the action so taken, is signed by stockholders representing not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on that action were present and voted.

Anti-Takeover Effects of Delaware Law

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware, or the DGCL, regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or after the date the business combination is approved by the board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Limitation of Liability and Indemnification Matters

Our Bylaws provide that we will indemnify each of our officers and directors and may indemnify other employees or agents to the maximum extent permitted by Delaware law for expenses and liability incurred by reason of the fact that the person is or was an officer or director or agent, respectively of Lam Research.

Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

As permitted, we have entered into indemnification agreements with certain of our executive officers and directors.

Nasdaq National Market Listing Symbol

Our common stock trades on the Nasdaq Global Select Market under the symbol “LRCX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Inc.

DESCRIPTION OF PREFERRED STOCK

Under our Restated Certificate of Incorporation, our board of directors may direct the issuance of up to 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more series and fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences or any wholly unissued class or series of preferred stock, and the number of shares constituting any such series and the designation thereof, or any of them. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Lam Research. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of persons seeking to obtain control of Lam Research. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Lam Research common stock, including the loss of voting control to others.

The description of preferred stock set forth below and the description of the terms of a particular series of preferred stock set forth in the related prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the certificate of designation relating to that series. As of the date of this prospectus, there are no shares of preferred stock issued or outstanding.

The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by our Restated Certificate of Incorporation or the certificate of designation relating to such series. A prospectus supplement will specify the terms of the preferred stock, including the following:

•	the maximum number of shares to constitute the series and the distinctive designation thereof;

•	the voting rights of the holders of the preferred stock;

•	the dividends rights and dividend rate, if any, which will be payable with regard to the series;

•	the terms, if any, on which the series may or will be redeemed (including sinking fund provisions);

•	the preference, if any, to which holders of the series will be entitled upon our liquidation; and

•	the right, if any, of holders of the series to convert them into another class of our stock or securities.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares (either separately or together with other securities) representing fractional interests in our debt securities or preferred stock of any series. The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares, deposit agreements and depositary receipts described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable deposit agreement and depositary receipts for additional information before you decide whether to purchase any of our depositary shares.

In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the security related to the depositary shares, we will deposit the debt securities or shares of our preferred stock with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest in the debt security or share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the debt security or preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, repayment at maturity, subscription and liquidation rights).

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, common stock, preferred stock, depositary shares, or any combination thereof, with or without the payment of separate consideration therefor (including by means of a dividend or similar distribution to holders of our outstanding securities). We may issue warrants independently or together with any other securities offered by a prospectus supplement. Warrants may be attached to or separate from such securities and may or may not be transferable. Each series of warrants will be issued under a separate warrant agreement we will enter into with a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. In connection with any warrants, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriters will agree to purchase any securities underlying such warrants that remain unpurchased upon the expiration of such warrants

To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the warrants offered thereby, including the following:

•	the title of the warrants, which may be denominated as share purchase rights or subscription rights;

•	the aggregate number of the warrants;

•	the price or prices, if any, at which the warrants will be issued;

•	the extent to which the warrants are not transferable;

•	the designation, number or principal amount and terms of the debt securities, common stock, preferred stock and/or depositary shares purchasable upon exercise of the warrants;

•	the designation and terms of the other securities, if any, with which the warrants are issued and the number of warrants issued with each security;

•	the date, if any, on and after which the warrants and the related underlying securities will be separately transferable;

•	whether the warrants will be issued in registered form or bearer form;

•	the price at which each underlying security purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	the identity of the warrant agent;

•	the maximum or minimum number of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	in connection with warrants denominated as subscription rights, the extent of any over-subscription privilege with respect to unsubscribed securities;

•	the material terms of any standby underwriting arrangement entered into by us in connection with any warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of the warrants.

DESCRIPTION OF RIGHTS

We may issue subscription rights to purchase shares of our common stock or preferred stock. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other investors pursuant to which the underwriters or other investors may be required to purchase any securities remaining unsubscribed for after such offering.

To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the subscription rights offered thereby, including the following:

•	the date of determining the stockholders entitled to the rights distribution;

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of common stock or preferred stock upon the exercise of the subscription rights;

•	the number of subscription rights issued to each stockholder;

•	the number and terms of the shares of common stock or preferred stock that may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities;

•	the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights; and

•	any other terms of the subscription rights, including terms, procedures and limitations relating to the transferability, exchange and exercise of the subscription rights.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or varying number of debt securities, shares of our common stock or preferred stock, depositary shares, warrants, rights or other property, or any combination of the above, at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number of debt securities, shares of our common stock or preferred stock, depositary shares, warrants, rights or other property. The price of such debt securities, shares of our common stock or preferred stock, depositary shares, warrants, rights or other property may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. We may issue purchase contracts separately or as a part of units each consisting of a purchase contract and one or more of our other securities described in this prospectus or debt obligations of third parties, such as U.S. Treasury securities, securing the holder’s obligations under the purchase contract. The purchase contracts may require us to make periodic payments to holders or vice versa and the payments may be unsecured or pre-funded on some basis. The purchase contracts may require holders to secure the holder’s obligations in a specified manner that we will file with the SEC in connection with a public offering relating to the purchase contracts.

To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the purchase contracts offered thereby, including the following:

•

whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered or global form.

DESCRIPTION OF UNITS

We may issue units comprising one or more securities described in this prospectus in any combination. Units may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit may be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the unit may have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the units offered thereby, including the following:

•	the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

A summary of any material United States federal income tax consequences to persons investing in the securities offered by this prospectus may be set forth in an applicable prospectus supplement. Any such summary will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective investors. Prospective investors of securities are urged to consult their own tax advisors prior to investing in the securities

PLAN OF DISTRIBUTION

We may sell the offered securities (a) through agents, (b) to or through underwriters or dealers, (c) directly to one or more purchasers or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, in a prospectus supplement.

Direct Sales and Sales through Agents

We may sell the offered securities directly to purchasers. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, or the Securities Act, with respect to any sale of those securities. We will describe the terms of any sales of these securities in the applicable prospectus supplement.

Sales through Underwriters or Dealers

If underwriters are used in the sale of the offered securities, we will execute an underwriting agreement with them regarding the securities. The underwriters will acquire the securities for their own account, subject to conditions in the underwriting agreement. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. To the extent expressly set forth in the applicable prospectus supplement, these transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of the securities, we will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Jones Day will pass upon the validity of any securities offered under this prospectus or any prospectus supplement for Lam Research Corporation.

EXPERTS

The consolidated financial statements of Lam Research Corporation appearing in Lam Research Corporation’s Annual Report (Form 10-K) for the year ended June 24, 2018 and the effectiveness of Lam Research Corporation’s internal control over financial reporting as of June 24, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$2,000,000,000

$750,000,000 1.900% Senior Notes due 2030

$750,000,000 2.875% Senior Notes due 2050

$500,000,000 3.125% Senior Notes due 2060

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Securities	Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan

Barclays	BNP PARIBAS	Deutsche Bank Securities

Mizuho Securities	MUFG	Wells Fargo Securities

Co-Managers

HSBC	PNC Capital Markets LLC	Siebert Williams Shank	SunTrust Robinson Humphrey

April 30, 2020